CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated July 22, 2005 appearing in the Annual Report on Form 10-KSB of Mazal Plant Pharmaceuticals, Inc. (formerly AKID Corporation) for the year ended April 30, 2005.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
August 2, 2006